UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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ROCKWELL MEDICAL, INC.
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Filed by Rockwell Medical, Inc.

A copy of a letter to shareholders and related press release are being filed herewith under Rule 14a-6 of the Securities Exchange Act of 1934, as amended.

Important Additional Information and Where to Find It

Rockwell Medical, Inc. (the “Company”), its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders in connection with the matters to be considered at the 2017 Annual Meeting of Shareholders.  Information regarding the names and affiliations of individuals who are participants in the solicitation of proxies of the Company’s shareholders and their respective direct or indirect interests in the Company, by security holdings or otherwise, can be found in the Company’s definitive proxy statement for its 2017 Annual Meeting of Shareholders, including the schedules and appendices thereto, which was filed with the Securities and Exchange Commission (“SEC”) on April 21, 2017.  Investors and shareholders are strongly encouraged to read carefully the definitive proxy statement and the accompanying WHITE proxy card and any other documents filed by Rockwell Medical, Inc. with the SEC when they become available, as they will contain important information.  Shareholders can obtain the definitive proxy statement, any amendments or supplements to the definitive proxy statement, the accompanying WHITE proxy card, and other documents filed by Rockwell Medical, Inc. with the SEC for no charge at the SEC’s website at www.sec.gov.  Copies will also be available at no charge by writing to Rockwell Medical, Inc., Attn: Secretary, 30142 S. Wixom Road, Wixom, Michigan, 48393.  In addition, copies of the Company’s proxy materials may be requested by contacting our proxy solicitor, D.F. King & Co., Inc. 48 Wall Street New York, NY 10005 or by calling toll-free 1-800-844-4725.

PRESS RELEASE Rockwell Medical Mails Letter to Shareholders Profiling Independent Director Nominee David Domzalski Highlights Mr. Domzalski’s Experience Building Commercial Organizations and Launching New Drugs Urges Shareholders to Vote “FOR” David Domzalski on the WHITE Proxy Card WIXOM, Michigan—May 4, 2017— Rockwell Medical, Inc. (NASDAQ:RMTI) today mailed a letter to its shareholders in connection with the Company’s upcoming 2017 Annual Meeting of Shareholders (“Annual Meeting”) to be held on June 1, 2017. The Rockwell Medical Board of Directors unanimously recommends shareholders vote “FOR” David Domzalski on the WHITE proxy card today. All materials related to the Annual Meeting, including the Company’s proxy statement, can be found on the company’s website at www.rockwellmed.com. The full text of the letter follows: VOTE THE WHITE PROXY CARD TODAY FOR ROCKWELL MEDICAL’S HIGHLY QUALIFIED, INDEPENDENT NOMINEE DAVID DOMZALSKI May 4, 2017 Dear Fellow Shareholder: You are currently facing an important decision regarding the future of your investment in Rockwell Medical. Our Board of Directors has been carefully selected and recently refreshed to include industry veterans who have the critical knowledge and skills required to help accelerate our profitable growth. In fact, over the past few months, we have recruited two exceptional individuals who will bring a fresh perspective along with the right mix of abilities to deliver superior shareholder value as our Company evolves. Even Mr. Ravich, Richmond’s candidate for our Board, recognized the importance of adding industry experience to our Board at this crucial time: “The Company can be improved by reconstituting the board with industry veterans...”

December 21, 2016 email from Mark Ravich to David Richmond Now however, in an attempt to obtain a foothold in our boardroom, Mr. Ravich and Mr. Richmond have changed their minds and feel that an individual with real estate experience (Mr. Ravich himself) is more important than pharmaceutical and healthcare experience. Our nominee, David Domzalski, brings essential industry knowledge to our Board. He is part of our concerted effort over the last year to both enhance our corporate governance and upgrade the talent on our Board. He has pledged to support us in building a world-class organization with the right infrastructure to transform our business into a high-performing, fully-integrated global pharmaceutical enterprise. Mr. Ravich does not have the industry experience we need. VOTE TODAY FOR DAVID DOMZALSKI AN EXPERIENCED VETERAN OF THE HEALTHCARE AND PHARMACEUTICAL INDUSTRIES WHITE PROXY CARD ROCKWELL MEDICAL’S BOARD HAS THE RIGHT SET OF SKILLS AND EXPERIENCE TO DELIVER SUPERIOR, LONG-TERM GROWTH AND SHAREHOLDER VALUE Your Board is composed of directors who beneficially own more than 11% of Rockwell Medical and are fully aligned with the interests of all shareholders. They are uniquely qualified, independent and proven leaders who possess a broad range of commercial, managerial, clinical and operational experience, as well as expertise in the pharmaceutical industry and other areas important to Rockwell Medical's success.

With the addition of David Domzalski at this year’s annual meeting, Rockwell Medical’s board will be stronger than ever, composed of highly motivated thought leaders with significant strategic and operational experience from around the globe. On the other hand, the addition of Mark Ravich will not aid our Board in any capacity: X Mr. Ravich has never been an operating executive in our industry, nor does he appear to have any strategic relationships helpful to our business. His background is in real estate. Mr. Ravich has no scientific, clinical development or regulatory knowledge relevant to our business. Mr. Ravich has never commercialized a drug or sought reimbursement for one. X X It’s worth noting that Mr. Ravich has served as a Board member at Orchids Paper Products Company (“Orchids” AMEX: TIS) for several years, a company that has been plagued with poor corporate governance and an underperforming stock. We encourage shareholders to examine his track record at Orchids, where the Board of Directors regularly approved unsustainable dividends that in some instances exceeded earnings. As a result, on May 1, 2017, Orchids announced it was forced to suspend its quarterly dividend payment indefinitely. This announcement contributed to a 29.5% collapse in Orchids’ stock price, falling from $25.51 per share at the close of market trading on April 27, 2017, down to $17.98 per share at the market’s close on May 2, 2017. Please read our proxy materials and the attached interview with our director nominee, David Domzalski. I think you will agree that he is a far superior Board candidate to support our growth and build long-term value for all shareholders. Sincerely, Rob Chioini Chief Executive Officer

MEET DAVID DOMZALSKI



David Domzalski
President
foamix® Pharmaceuticals

Nominated to Rockwell Board:
March 2017

Experience & Expertise

David is an accomplished healthcare and pharmaceutical executive with strategic and operational experience across key functional disciplines relevant to Rockwell Medical as it enters its next phase of growth.

Mr. Domzalski has extensive experience in building and restructuring commercial organizations, launching successful new products and managing multiple therapeutic drugs throughout their life-cycle.

Over his 20-year career, he has served in senior leadership roles at several of the world's most respected healthcare and pharmaceutical companies, including:

LEO

AZUR PHARMA

WC WARNER CHILCOTT

PERSPECTIVES FROM AN INDUSTRY VETERAN

Below, David Domzalski discusses what attracted him to Rockwell Medical and the unique strengths he can bring to the board.

What attracted you to becoming a board member at Rockwell Medical?
I was attracted to Rockwell because of the executive management team, their commitment to getting innovative therapies to patients and the success they have demonstrated in going from concept, through clinical development, and now to the cusp of significant commercial revenue. My insight, experience and passion fit well here. Additionally, working with an experienced team to further drive success is personally appealing at this juncture in my career. I look forward to representing shareholders and working with management and the other Board members to continue to strengthen Rockwell's position in the market.

What do you believe to be the most significant opportunities and challenges for Rockwell Medical over the next couple years?
I believe the Company has great opportunity, especially as it relates to their novel iron delivery drug Triferic. Not only does Triferic have the potential to be a global blockbuster in renal, but it also has real potential in other key clinical indications, such as oncology. The challenges that exist are the same most growth companies face, which are to stay focused and deliver real, long-term results, which management has continually demonstrated its ability to do. Furthermore, the Company has made great strides in the area of corporate governance and I look forward to continuing down that path.

You've been a senior managing executive at several healthcare/pharmaceutical companies over the past 20 years with responsibilities spanning Drug Development, Clinical Trials, Manufacturing, Regulatory Affairs, Commercial Operations, Investor Relations and Business Development. How do you think you can best help Rockwell Medical?
I believe I can contribute in many ways based on my experience, and that I can be a great resource for the management team to leverage and continue to achieve success across the entire Rockwell platform. Specifically, my history of building organizations, including sales forces and marketing strategies, and launching products will be of direct value as we commercialize Triferic globally and market Calcitriol. In conjunction with my industry knowledge, my addition to the Board will provide a fresh perspective on not only the issues that the Company faces today but also those that come up as we successfully grow our products.

When you were nominated to the Rockwell Medical board in March 2017, Richmond Brothers stated in a letter to its investor clients that they were pleased to see you nominated to the board. What is your view on that?
I think that my experience successfully commercializing drugs will add real value to Rockwell Medical. I will also bring a fresh perspective to the Board.

About Rockwell Medical Rockwell Medical is a fully-integrated biopharmaceutical company targeting end-stage renal disease (ESRD) and chronic kidney disease (CKD) with innovative products for the treatment of iron replacement, secondary hyperparathyroidism and hemodialysis. Rockwell’s innovative drug Triferic is the only FDA approved therapy to replace iron and maintain hemoglobin in hemodialysis patients suffering from anemia. Triferic delivers iron to patients during their VOTE TODAY “FOR” DAVID DOMZALSKI ON THE WHITE PROXY CARD If you have any questions or require any assistance with voting your shares, please contact the Company’s proxy solicitor listed below: 48 Wall Street, New York, NY 10005 Call Collect: 212-269-5550 • Call Toll-Free: 800-844-4725 Email: Rockwell@dfking.com VOTE ONLINE Follow the instructions on your voting instruction form and follow the prompts VOTE BY PHONE Follow the instructions on your voting instruction form Please have your control number available VOTE BY MAIL Sign and date the enclosed proxy card or voting instruction form and return it in the pre-paid envelope provided in this package regular dialysis treatment, using dialysate as the delivery mechanism. Triferic has demonstrated that it safely and effectively delivers sufficient iron to the bone marrow and maintains hemoglobin, without increasing iron stores (ferritin). Rockwell intends to market Triferic to hemodialysis patients in the U.S. dialysis market and globally. Rockwell’s FDA approved generic drug Calcitriol is for treating secondary hyperparathyroidism in dialysis patients. Calcitriol (active vitamin D) injection is indicated in the management of hypocalcemia in patients undergoing chronic renal dialysis. It has been shown to significantly reduce elevated parathyroid hormone levels. Reduction of PTH has been shown to result in an improvement in renal osteodystrophy. Rockwell intends to market Calcitriol to hemodialysis patients in the U.S. dialysis market. Rockwell is also an established manufacturer and leader in delivering high-quality hemodialysis concentrates/dialysates to dialysis providers and distributors in the U.S. and abroad. As one of the two major suppliers in the U.S., Rockwell’s products are used to maintain human life by removing toxins and replacing critical nutrients in the dialysis patient’s bloodstream. Rockwell has three U.S. manufacturing/distribution facilities. Rockwell’s exclusive renal drug therapies support disease management initiatives to improve the quality of life and care of dialysis patients and are intended to deliver safe and effective therapy, while decreasing drug administration costs and improving patient convenience. Rockwell Medical is developing a pipeline of drug therapies, including extensions of Triferic for indications outside of hemodialysis. Please visit www.rockwellmed.com for more information. Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws, including, but not limited to, Rockwell’s intention to sell and market Calcitriol and Triferic. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan”, “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While Rockwell Medical believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in Rockwell Medical’s SEC filings. Thus, actual results could be materially different. Rockwell Medical expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law. Important Additional Information and Where to Find It Rockwell Medical, Inc. (the “Company”), its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders in connection with the matters to be considered at the 2017 Annual Meeting of Shareholders. Information regarding the names and affiliations of individuals who are participants in the solicitation of proxies of the Company’s shareholders and their respective direct or indirect interests in the Company, by security holdings or otherwise, can be found in the Company’s definitive proxy statement for its 2017 Annual Meeting of Shareholders, including the schedules and appendices thereto, which was filed with the Securities and Exchange Commission (“SEC”) on April 21, 2017. Investors and shareholders are strongly encouraged to read carefully the definitive proxy statement and the accompanying WHITE proxy card and any other documents filed by Rockwell Medical, Inc. with the SEC when they become available, as they will contain important information. Shareholders can obtain the definitive proxy statement, any amendments or supplements to the definitive proxy statement, the accompanying WHITE proxy card, and other documents filed by Rockwell Medical, Inc. with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge by writing to Rockwell Medical, Inc., Attn: Secretary, 30142 S. Wixom Road, Wixom, Michigan, 48393. In addition, copies of the Company’s proxy materials may be requested by contacting our proxy solicitor, D.F. King & Co., Inc. 48 Wall Street New York, NY 10005 or by calling toll-free 1-800-844-4725. Triferic® is a registered trademark of Rockwell Medical, Inc.

Contact: Michael Rice LifeSci Advisors, LLC 646-597-6979 Proxy Solicitor Contact: Richard Grubaugh D.F. King & Co. 212-269-5550 or 1-800-844-4725